Exhibit 10.36
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
SONICWALL, INC.
SPECTRUM ACQUISITION CORPORATION
LASSO LOGIC, INC.
STEVEN GOODMAN
and
SAL SFERLAZZA
as Principal Stockholders
and
STEVEN GOODMAN
as Stockholder Representative
November 18, 2005

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Contingent Payment Escrow Agreement
Exhibit D	Form of Legal Opinion of Montgomery Law Group, LLP

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of November 18, 2005 (the “Signing Date”), by and among SonicWALL, Inc., a California corporation (“Parent”), Spectrum Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Lasso Logic, Inc., a Delaware corporation (the “Company”), Steve Goodman and Sal Sferlazza, principal stockholders of the Company (each, a “Principal Stockholder,” and collectively the “Principal Stockholders”), and Steven Goodman (the “Stockholder Representative”).
WITNESSETH:
     WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of their respective companies and the shareholders or stockholders, as applicable, of their respective companies that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated hereby.
     WHEREAS, pursuant to the Merger, Merger Sub will merge with and into the Company whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as a wholly-owned subsidiary of Parent, and all of the outstanding capital stock of the Company will be converted into the right to receive the consideration set forth herein.
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, each of the Principal Stockholders, and certain other employees of the Company, are entering into a separate Employment Agreement (each, an “Employment Agreement” and collectively, the “Employment Agreements”) and a separate non-competition and non-solicitation agreement with a term of two (2) years from the Closing Date (as defined in Section 2.2)(each, a “Non-Compete Agreement” and collectively, the “Non-Compete Agreements”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, holders of at least 51% of the Company Common Stock and the Company Preferred Stock, on an as converted basis, outstanding immediately prior to the Signing Date are entering into separate Voting Agreements in the form attached hereto as Exhibit A (each, a “Voting Agreement” and collectively, the “Voting Agreements”).
     WHEREAS, the Company and the Principal Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements and other covenants set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
     1.1 Certain Definitions. For all purposes of and under this Agreement, the capitalized terms set forth below shall have the respective meanings ascribed thereto below:
     “Affiliate” shall mean, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized Person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
     “Ancillary Agreements” shall mean the Employment Agreements, the Voting Agreements, the Escrow Agreement, and the Contingent Payment Escrow Agreement.
     “Breakup Fee” shall mean Two Hundred Thousand United States Dollars $200,000.
     “Cash Amount” shall mean an amount equal to the sum of (x) Sixteen Million One Hundred Eighty-Three Thousand Five Hundred Ninety United States Dollars ($16,183,590), plus (y) the Cash Balance as set forth in the Signing Balance Sheet.
     “Cash Balance” shall mean, as of the Signing Balance Sheet Date, the Company’s cash and cash equivalents as determined in accordance with GAAP.
     “Closing Escrow Cash Amount” shall mean an amount of cash equal to One Million Eight Hundred Thousand United States Dollars ($1,800,000).
     “Closing Escrow Fund” shall mean the fund established pursuant to Section 2.6(g) into which the Closing Escrow Cash Amount is to be deposited.
     “Contingent Payment Escrow Fund” shall mean the fund established pursuant to Section 2.6(i) into which the Contingent Payment Escrow Amount is to be deposited.

     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock of the Company, taken together.
     “Company Common Stock” shall mean the common stock of the Company.
     “Company Employee” shall mean any current director, employee or consultant of the Company or any ERISA Affiliate.
     “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Company Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
     “Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.
     “Company International Employee Plan” shall mean any Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliates, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Company Employees who perform services outside the United States.
     “Company Material Adverse Effect” shall mean any change, event or effect that has had, or is reasonably likely to have, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, results of operations, or capitalization of the Company, taken as a whole.
     “Company Options” shall mean options (including commitments to grant options or other rights) to purchase or otherwise acquire Company Capital Stock (whether or not vested) granted or otherwise issued under the Company Stock Option Plan or Company Unit Plan.
     “Company Preferred Stock” shall mean the Series A Preferred Stock of the Company.
     “Company Stock Option Plan” shall mean the Company’s 2005 Stock Plan.

     “Company Unit Plan” shall mean the Company’s Employee Common Unit Option Plan.
     “Contract” shall mean any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
     “DOL” shall mean the United States Department of Labor or any successor thereto.
     “Employee” shall mean any Company Employee.
     “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee.
     “Employment Agreement” shall have the meaning ascribed to the term in the Recitals above.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
     “Escrow Agent” shall mean U.S. Bank National Association or another institution reasonably acceptable to Parent and the Stockholder Representative.
     “Equity Value” shall mean the Cash Amount, plus the amount of Option Exercise Proceeds, minus the Preferred Preference Amount, minus the out-of-pocket expenses payable at the Closing as contemplated by Section 6.11.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
     “Fully Diluted Company Capital Stock” shall mean the aggregate number of shares of Company Common Stock and Company Preferred Stock, including Company Options and any other rights, whether vested or unvested convertible into, exercisable for or exchangeable for shares of Company Common Stock, on an as-converted, as-exercised basis.
     “GAAP” shall mean United States generally accepted accounting principles.

     “Governmental Authority” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.
     “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     “Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) any and all instantiations of the foregoing in any form and embodied in any media.
     “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) domain name registrations, (vi) trademarks, trade names and service marks, and registrations and registration applications therefor (vii) analogous rights to those set forth above, and (viii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).
     “IRS” shall mean the United States Internal Revenue Service or any successor thereto.
     “Knowledge” with respect to the Company shall mean the knowledge of each of the Principal Stockholders, as applicable.
     “Liability” or “Liabilities” shall mean any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
     “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind whatsoever; provided, however, that as used herein “Liens” shall not include the following: (a) liens for taxes not yet delinquent or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that are not delinquent or remain payable without penalty or that are being contested in good faith and by appropriate proceedings; and (c) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and other liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements.
     “Losses” shall mean all damages, costs, Liabilities, losses (including lost profits and diminution in value), fines, penalties, Taxes, deficiencies and expenses, including reasonable attorneys’ fees, other professionals’ and experts fees, costs of investigation and court costs.
     “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
     “Option Exercise Proceeds” shall mean an aggregate amount equal to the amount of any cash that is paid or deemed to have been paid to the Company upon the exercise of any Vested Company Options from and after the date of this Agreement through and including the Effective Time.
     “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
     “Per-Share Common Amount” means the quotient obtained by dividing (x) the Equity Value by (y) the Fully Diluted Company Capital Stock.
     “Per-Share Preferred Amount” shall mean the liquidation preference of thirty-five cents ($0.35) in cash payable, pursuant to and in accordance with the Certificate of Incorporation of the Company, in respect of each share of Company Preferred Stock upon consummation of the Merger.
     “Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.
     “Preferred Preference Amount” shall mean thirty-five cents ($0.35) multiplied by the number of outstanding shares of Company Preferred Stock.
     “Principal Stockholders” shall mean Steve Goodman and Sal Sferlazza.
     “Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with any state, government or other public legal authority.
     “SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.
     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Signing Balance Sheet” shall mean the Company’s balance sheet as of the Signing Balance Sheet Date delivered to Parent concurrently herewith, which has been reviewed and approved in advance of the date hereof by Parent.
     “Signing Balance Sheet Date” shall mean the date of this Agreement.
     “Signing Date” shall mean the date of this Agreement.
     “Stockholder” shall mean any holder of shares of Company Capital Stock immediately prior to the Effective Time.
     “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in the foregoing clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in the clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
     “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time.
     “U.S. Person” has the meaning set forth in Regulation S of the Securities Act.
     “Unvested Common Stock” shall mean all outstanding shares of Common Stock that are subject to continuing Company repurchase obligations.
     “Vested Common Stock” shall mean all outstanding shares of Common Stock that are not subject to continuing Company repurchase obligations.
     “Vested Company Options” shall mean any Company Options that are vested as of the Effective Time, including any such Company Option the vesting of which accelerates at or prior to the Effective Time.
     1.2 Certain Interpretations.
          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.
          (b) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
          (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (d) Reference to Parent shall be deemed to refer to Parent and its subsidiaries unless the context otherwise requires.
          (e) Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.
          (f) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
ARTICLE 2
THE MERGER
     2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”
     2.2 Closing and Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1, within three (3) business days following the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions which, by their terms, are to be satisfied or waived at Closing, but subject to the fulfillment or waiver of those conditions), the parties hereto shall consummate the Merger and the other transactions contemplated hereby at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing shall actually occur shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) in customary form and substance with the Secretary of State of the State of

Delaware in accordance with the applicable provisions of the DGCL (the time of acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).
     2.3 Legal Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     2.4 Certificate of Incorporation and Bylaws.
          (a) Certificate of Incorporation. At the Effective Time the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that Article 1 thereof shall be amended and restated in its entirety to read as follows: “The name of the corporation is Lasso Logic, Inc.”), and such amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.
          (b) Bylaws. At the Effective Time the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.
     2.5 Directors and Officers. Parent shall have received a written resignation from each of the officers and directors of the Company, effective as of the Effective Time.
          (a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified.
          (b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.
     2.6 Capital Stock of Constituent Corporations.
          (a) Merger Sub Capital Stock. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
          (b) Company Capital Stock.
               (i) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.8) and Unvested Common Stock) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive (without interest) a cash payment equal to the Per-Share Common Amount.
               (ii) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each share of Company Preferred Stock that is outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.8)) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive (without interest) a cash payment equal to the Per-Share Preferred Amount plus the Per-Share Common Amount.
               (iii) Each share of Unvested Common Stock shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive a contingent cash payment pursuant to Section 2.6(i).
          (c) Company-Owned Company Capital Stock. Notwithstanding the terms of Section 2.6(b), each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.
          (d) Company Options.
               (i) At the Effective Time, each outstanding Company Option under the Company Stock Option Plan or Company Unit Plan whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time except that: (x) each Company Option will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent common stock equal to the product of the number of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent common stock and (y) the per share exercise price for the shares of Parent common stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of

Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent.
               (ii) Parent shall comply with the terms of all such Company Options and use its best efforts to ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plan and Company Unit Plan and permitted under the Code or other relevant laws and regulations that any Company Options that qualified for tax treatment under Section 422 of the Code prior to the Effective Time continue to so qualify, with the same rights, after the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent common stock for delivery upon exercise of all Company Options pursuant to the terms set forth in this Section 2.6(d). Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.6(d); provided, however, Company shall not be required to obtain consents from optionees with respect to the option assumption formula set forth herein.
               (iii) The “Per Share Residual Amount” shall be equal to the quotient obtained by dividing (x) the Cash Amount by (y) the aggregate number of shares of Company Capital Stock (including Company Options, Company Preferred Stock, and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Capital Stock on an as-converted, exercised or exchanged to Company Common Stock basis), rounded down to the nearest whole cent.
               (iv) The “Option Exchange Ratio” shall be equal to the quotient obtained by dividing (x) the Per Share Residual Amount, by (y) the average closing sale price of one share of Parent common stock as reported on the Nasdaq National Market for the five (5) consecutive trading days preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), rounded down to the nearest whole cent.
               (v) As soon as practicable after the Closing Date, Parent shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form), or another appropriate form with respect to the shares of Parent common stock subject to such assumed Company Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such assumed Company Options remain outstanding.
          (e) Withholding Taxes. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable in connection with the transactions contemplated by this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.
          (f) U.S. Federal Income Tax Consequences. The parties acknowledge and agree that the Merger will be treated as a taxable purchase of the outstanding capital stock of the Company by Parent for U.S. federal income tax purposes.
          (g) Closing Escrow Cash Amount. Effective as of Closing, Parent, the Stockholder Representative and the Escrow Agent are entering into the Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, Parent shall withhold from the cash otherwise payable to each holder of Company Capital Stock (other than Dissenting Shares) immediately prior to the Effective Time cash in an amount equal to such holder’s Pro Rata Share of the Closing Escrow Cash Amount. For purposes of the foregoing, each such holder’s “Pro Rata Share” shall be a fraction whose numerator is that portion of the aggregate consideration to be paid pursuant to this Agreement to such holder and the denominator is the aggregate consideration to be paid pursuant to this Agreement to all holders of Company Capital Stock. Upon the Closing Date, Parent shall cause the cash to be deposited with the Escrow Agent and the Escrow Agent shall hold such cash in the Closing Escrow Fund as security for the indemnification obligations under Article 9.
          (h) Closing Escrow Distributions. Each distribution of cash made from the Closing Escrow Fund shall be made to the Stockholders in proportion to their respective Escrow Fractions, as determined at the time of such distribution; provided, however, with respect to each Key Employee Stockholder (as defined below), any distributable amount attributable to Unvested Common Stock shall be: (i) paid into the Contingent Payment Escrow Fund if any amounts then remain in such account on behalf of such Key Employee Stockholder, (ii) to the Company if any amount held on behalf of such Key Employee Stockholder had been previously released to the Company, and (iii) in all other cases, paid to the Key Employee Stockholder. For purposes of this Agreement, the “Escrow Fraction” of a Stockholder at the time of any distribution of cash from the Closing Escrow Fund means a fraction (i) having a numerator equal to the aggregate amount withheld by Parent pursuant to Section 2.6(g) from cash otherwise payable to such Stockholder pursuant to Section 2.6(b), and (ii) having a denominator equal to the aggregate amount withheld by Parent pursuant to Section 2.6(g) from cash otherwise payable to all such Stockholders pursuant to Section 2.6(b).
          (i) Contingent Payment Escrow Fund. Effective as of Closing, Parent, the Stockholder Representative and the Escrow Agent are entering into the Contingent Payment Escrow Agreement substantially in the form attached hereto as Exhibit C (the “Contingent Payment Escrow Agreement”) to establish the Contingent Payment Escrow Fund (the “Contingent Payment Escrow Fund”). Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, Parent shall withhold from the cash otherwise payable to each holder of Unvested Common Stock (other than Dissenting Shares) immediately prior to the Effective Time cash in an amount equal to the Per-Share

Common Amount multiplied by each share of Unvested Common Stock (excluding any Dissenting Shares) held by such holder (the “Contingent Payment Escrow Amount”).
          (j) Interest and Withholding. All interest earned on the Closing Escrow Fund and the Contingent Payment Escrow Fund shall be included by Parent as taxable income or loss of Parent and the Escrow Agreement shall provide for the Escrow Agent to make quarterly distributions to the Parent equal to forty percent (40%) of the taxable income recognized in such quarter to satisfy any Tax obligations that arise as a result of such interest being attributed to Parent. Any income and gains of the Closing Escrow Fund shall be available to Parent as part of the Closing Escrow Fund, but if not paid to Parent in connection with the indemnification obligations owed to any Parent Indemnified Party, or paid to Parent to cover Taxes, shall ultimately be distributable to the Stockholders in accordance with this Agreement and the Escrow Agreement. Each Stockholder’s pro rata portion of any income and gains of the Contingent Payment Escrow Fund shall be distributable to such Stockholder in accordance with this Section 2.6(j) and the Contingent Payment Escrow Agreement, unless forfeited to Company pursuant to the terms of this Agreement and such Contingent Payment Escrow Agreement.
     2.7 Determination of Cash Balance.
          (a) The Company has delivered to Parent a copy of the Signing Balance Sheet. Within three (3) business days of the Closing Date, Parent may at its option provide the Stockholder Representative with a notice (the “Signing Balance Sheet Dispute Notice”) containing detailed written explanations of any disputed items in the Signing Balance Sheet and Parent’s calculation of Cash Balance. If Parent does not provide the Stockholder Representative with a Signing Balance Sheet Dispute Notice on or prior to such date, Parent shall be deemed to have accepted the Signing Balance Sheet (and the calculation of Cash Balance set forth therein) as correct, final and binding for all purposes under this Agreement. If Parent delivers a Signing Balance Sheet Dispute Notice on a timely basis, Parent and the Stockholders’ Representative will attempt to resolve in good faith any disputed items during the 15-day period subsequent to the Stockholder Representative’s receipt of the Signing Balance Sheet Dispute Notice.
          (b) If, after such 15-day period, the Stockholder Representative and Parent cannot resolve such dispute, the unresolved disputed items will be referred a nationally-recognized firm of certified public accountants as Parent and Stockholder Representative may designate (the “Firm”). Such referral shall be in the form of written statements of position by the Stockholder Representative and Parent to the Firm, with each party having the opportunity to respond to such written statements and any requests for statements or information that may be made by the Firm. The Firm shall as promptly as practicable (and in any event within 30 days) make a final determination of Cash Balance which shall be final and binding on the parties (the “Final Cash Balance”). Each of Parent and the Stockholder Representative shall provide the Firm with all information and documentation that the Firm reasonably requests in connection with its review of the disputed items. The fees and expenses incurred by the Firm in connection with its review of the disputed items shall be borne (i) by Parent, in the event that the Final Cash Balance is greater than Cash Balance as determined by the Company in the Signing Balance Sheet by an amount equal to or greater than five percent (5%) of Cash Balance as determined by the Company in the Signing Balance Sheet, (ii) from the cash in the Closing Escrow Fund, in the event that the Final Cash Balance is less than the Cash Balance as determined by Company in the Signing Balance Sheet by an amount equal to or greater than five percent (5%) of Cash Balance as determined by Company in the Signing Balance Sheet, or (iii) in all other circumstances, fifty percent (50%) by Parent and fifty percent (50%) from the cash in the Closing Escrow Fund.
          (c) If the amount of Cash Balance is finally agreed upon by Parent and the Stockholder Representative or otherwise finally determined as provided in clause “(a)” or clause “(b)” above following the Closing, and the amount of Cash Balance as so finally agreed upon or determined exceeds the amount of Cash Balance as set forth in the Signing Balance Sheet, Parent shall make additional payments to the Stockholders in the amount of such excess. If the amount of Cash Balance is finally agreed upon by Parent and the Stockholder Representative or otherwise finally determined as provided in clause “(a)” or clause “(b)” above following the Closing, and the amount of Cash Balance as so finally agreed upon or determined is less than the amount of Cash Balance as set forth in the Signing Balance Sheet, the Stockholder Representative and Parent shall jointly instruct the Escrow Agent to release to Parent cash from the Closing Escrow Fund in an amount equal to the amount of such deficit.
     2.8 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who has demanded and perfected appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 2.6, but the holder thereof shall only be entitled to such rights as are provided by the DGCL.
          (b) Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 2.6, without interest thereon, upon surrender of the Certificate or Certificates representing such shares, subject to the contributions to the Closing Escrow Fund or the Contingent Payment Escrow Fund to be made from such consideration as provided in Sections 2.6(g) or 2.6(i), respectively.
          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal rights received by the Company pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other reasonable costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to indemnification as set forth in Article 9 in respect of such Dissenting Share Payments; provided, however, that to the extent Parent makes any payment in respect of any Dissenting Shares and the sum of (x) the amount of such payment plus (y) the amount of any other reasonable costs or expenses incurred by Parent in respect of any Dissenting Shares (excluding payments for such shares), is less than the consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement, then Parent shall distribute to the Stockholders, on the same basis as the Cash Amount has been distributed to them, additional cash in an amount equal to the amount of such difference.
     2.9 Surrender of Certificates.
          (a) Exchange Agent. The secretary of Parent shall serve as the exchange agent (the “Exchange Agent”) for the Merger.
          (b) Parent to Provide Cash. At the Effective Time, (i) Parent shall make available to the Exchange Agent for exchange in accordance with this Article 2 the cash payable pursuant to Sections 2.6(b), in exchange for outstanding shares of Company Capital Stock (other than the Closing Escrow Cash Amount and the Contingent Payment Escrow Amount) and (ii) Parent shall deposit into the Closing Escrow Fund and the Contingent Payment Escrow Fund the Closing Escrow Cash Amount and Contingent Payment Escrow Amount, respectively.
          (c) Exchange Procedures. On or promptly after the Closing Date and in any event within five (5) business days after the Closing Date, Parent shall mail or cause to be mailed to each holder of record of shares of Company Capital Stock (the certificates evidencing such shares being referred to herein as a “Certificate” and, collectively, as “Certificates”), at the address set forth opposite each such holder’s name on the Spreadsheet (as defined in Section 6.10), a letter of transmittal in customary form and substance (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Stockholder Representative may reasonably specify and contain an acknowledgment that the rights of a holder of Company Capital Stock to receive consideration in the Merger are subject to the indemnification provisions set forth in Article 8 and elsewhere in this Agreement) and instructions for use in effecting the surrender of Certificates in exchange for shares of Parent Common Stock and cash pursuant to Section 2.6. Upon surrender of a Certificate for cancellation, subject to Section 2.11, to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, a cash payment equal to the cash to which such holder is entitled pursuant to Section 2.6(b), less the amount of cash to be deposited into the Closing Escrow Fund on such holder’s behalf pursuant to Section 2.6(g) or the Contingent Payment Escrow Fund pursuant to Section 2.6(i), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each Certificate outstanding after the Effective Time will be deemed for all corporate purposes to evidence only the right to receive the consideration set forth in Section 2.6.
          (d) No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
     2.10 No Further Ownership Rights in Company Capital Stock. The shares of Parent Common Stock and cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.
     2.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the holder of such lost, stolen or destroyed Certificates to either (i) deliver a bond in such amount as it may reasonably direct, or (ii) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been so lost, stolen or destroyed.
     2.12 Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, and the officers and directors of Parent and the Surviving Corporation shall be fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS
     The Company and each Principal Stockholder hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers or that are disclosed with respect to other sections or paragraphs but it is readily apparent from such disclosure that such information is applicable to the original section or paragraph) supplied as of the date hereof by the Company to Parent (the “Disclosure Schedule”), as follows:
     3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification or license is required. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date and in full force and effect on the date hereof, to Parent. Section 3.1 of the Disclosure Schedule contains a complete and accurate list of the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 3.1 of the Disclosure Schedule also contains a complete and accurate list of every state or foreign jurisdiction in which the Company has employees or facilities.
     3.2 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. The approval of the principal terms of the Merger by (i) holders of a majority of the Company Common Stock and the Company Preferred Stock (voting together as a single class on an as-converted to common basis), and (ii) holders of a majority of the Company Preferred Stock (voting together as a single class on an as-converted to common basis) (together (i) and (ii), the “Requisite Stockholder Approval”) are the only approvals of the Stockholders that are necessary to consummate the Merger and the other transactions contemplated hereby under the DGCL, the Certificate of Incorporation and Bylaws of the Company and any Contract to which the Company is a party or otherwise bound. The Board of Directors of the Company has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby. This Agreement and each of the Ancillary Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.
     3.3 Conflicts. The execution and delivery by the Company of this Agreement and any Ancillary Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not (x) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Certificate of Incorporation and Bylaws of the Company, (ii) any Contract to which the Company is a party or any of its properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets or (y) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company, except in the case of clauses (x)(ii), (x)(iii) and (y) where such Conflict or Lien does not constitute a Company Material Adverse Effect.
     3.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or any third party, including a party to any Contract with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the Requisite Stockholder Approval, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not constitute a Company Material Adverse Effect, and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Section 3.4 of the Disclosure Schedule sets forth a complete and accurate list of all consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger, or for any such Contracts to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Surviving Corporation under such Contracts from and after the Effective Time.
     3.5 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 21,000,000 shares of Common Stock and 10,211,401 shares of Preferred Stock. As of the date hereof, the capitalization of the Company is as set forth in Section 3.5(a) of the Disclosure Schedule. The total number of shares of each class and series of Company Capital Stock outstanding as of the date hereof, the total number of shares underlying each security convertible into, or exercisable or exchangeable for, shares of Company Capital Stock outstanding as of the date hereof and the total number of shares underlying all Company Options outstanding as of the date hereof is as set forth in Section 3.5(a) of the Disclosure Schedule. As of the date hereof, each one (1) outstanding share of

Company Preferred Stock is convertible into one (1) share of Company Common Stock. The Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth in Section 3.5(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statues, laws, rules, or regulations, including federal and state securities laws. The Company has not, and will not have, suffered or incurred any Liability relating to or arising out of the issuance or repurchase of any Company Capital Stock or Company Options, or out of any agreements or arrangements relating thereto. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding. No vesting provisions, repurchase options, risks of forfeiture or other conditions under any applicable stock restriction agreement or other agreement with the Company that are applicable to any shares of Company Capital Stock, Company Options or to any other rights to purchase Company Capital Stock, will accelerate as a result of the Merger or as a result of any other events (whether or not associated with the Merger). No shares of Company Capital Stock are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.
          (b) Except for the Company Stock Option Plan and the Company Unit Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any Person. Section 3.5(b) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option or warrant, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant and the exercise price of such option or warrant. Except for the Company Options, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
     3.6 Subsidiaries. The Company does not have, and has never had, any subsidiaries or any “affiliated” companies (within the meaning of Rule 145 promulgated under the Securities Act) and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.
     3.7 Company Financial Statements. Section 3.7 of the Disclosure Schedule sets forth the Company’s unaudited balance sheet as of September 30, 2005, and the related unaudited statement of income, cash flow and shareholders’ equity for the nine-month period then ended, and the unaudited balance sheets as of December 31, 2004 and the related unaudited statements of income, cash flow and shareholders’ equity for the twelve-month period then ended (the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the unaudited Company Financial Statements do not contain footnotes and other presentation items that may be required by GAAP). The Company Financial Statements present fairly in all material respects the Company’s financial condition and operating results as of the dates and during the periods indicated therein. The Company’s unaudited balance sheet as of September 30, 2005, is referred to hereinafter as the “Current Balance Sheet” and the date thereof is referred to herein as the “Current Balance Sheet Date.” The Company maintains and shall continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.
     3.8 No Undisclosed Liabilities. The Company has no Liability that would be required to be reflected in financial statements prepared in accordance with GAAP except Liabilities (i) reflected in the Current Balance Sheet, or (ii) incurred in the ordinary course of business consistent with past practices since the Current Balance Sheet Date and through the Signing Date, which do not exceed $50,000 in the aggregate.
     3.9 No Changes. From the Current Balance Sheet Date through the date hereof, except with respect to the transactions contemplated hereby, (a) the business of the Company has been conducted in the ordinary course and consistent with past practices, (b) there has not been any employment dispute, including any claims or matters raised by any individuals or any workers’ representative organization or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company, (c) there has not been any destruction of, damage to, or loss of any material assets or business of the Company, or any Significant Customer or Significant Supplier (whether or not covered by insurance) and (d) the Company has not taken any of the actions described in paragraphs (i) through (xxi) of Section 5.1(b) hereof.
     3.10 Taxes.
          (a) The Company has (i) prepared and timely filed all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects and (ii) timely paid all Taxes it is required to pay.

          (b) The Company has timely paid or withheld with respect to Company Employees and other third parties all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld, and has timely paid such Taxes withheld over to the appropriate authorities.
          (c) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
          (d) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.
          (e) The Company has no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.
          (f) The Company has made available to Parent or its legal counsel copies of all Tax Returns for the Company filed for all periods since its inception.
          (g) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.
          (h) The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the Company.
          (i) None of the Company’s assets are treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.
          (j) The Company has (i) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (ii) never been a party to any Tax sharing, indemnification or allocation agreement, (iii) no liability for the Taxes of any Person (other than Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (iv) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
          (k) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

          (l) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any representative thereof.
          (m) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
          (n) No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.
          (o) The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.
          (p) None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable law.
          (q) The Company has not engaged in a reportable transaction within the meaning of Treasury Regulations §1.6011-(4)(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations §1.6011-4(b)(2).
          (r) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any (i) change in method of accounting under Section 481(c) of the Code, (ii) closing agreement under Section 7121 of the Code, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of clauses (i), (ii), and (iii), under any similar provision of applicable law), (iv) installment sale or open transaction disposition or (v) prepaid amount.
          (s) The Disclosure Schedule sets forth the following information with respect to the Company: (a) the basis of the Company in its assets; (b) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; and (c) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in Treasury Regulation §1.1502-13 or any similar provision of applicable law.
          (t) No Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which, to the Knowledge of the Company, a valid election under Section 83(b) of the Code has not been made, and no payment to any Stockholder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Stockholder with respect to which Parent, the Company or any subsidiary of Parent or the Company would be required to deduct or withhold any Taxes.
     3.11 Employee Benefit Plans and Compensation.
          (a) Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Section 3.11(a) of the Disclosure Schedule sets forth a table setting forth the name, compensation and annual bonus of each Company Employee.
          (b) The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all communications material to any Company Employee or Company Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vi) all correspondence to or from any governmental agency relating to any Company Employee Plan, (vii) all standard COBRA forms and related notices, (viii) the most recent annual actual valuations, if any, prepared for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years (if applicable), and (x) all IRS determination, opinion, notification and advisory letters with respect to each Company Employee Plan, if any.
          (c) The Company and its ERISA Affiliates have performed all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA (and the regulations issued thereunder), has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) plan described in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.
          (e) No Company Employee Plan or Employee Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (f) The Company and each Affiliate has, prior to the Effective Time, complied in all materials respects with the health care continuation requirements of COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to Company Employees.
          (g) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan,

Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.
          (h) No payment or benefit which has been, will or may be made by the Company or its Affiliates with respect to any Company Employee or any other “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. No amounts are or will be included in income for any current or former employee by operation of Code Section 409A.
          (i) The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, reasonably anticipated, or to the Knowledge of the Company, threatened claims or actions against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. The services provided by each of the Company’s and its Affiliates’ Company Employees is terminable at the will of the Company and its Affiliates and any such termination would result in no liability to the Company or any Affiliate.
          (j) No work stoppage or labor strike against the Company or any Affiliate is pending, reasonably anticipated or, to the Knowledge of the Company, threatened. The Company does not know of any activities or proceedings of any labor union to organize any Company Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated with respect to Company Employees. Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Work Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.
          (k) Neither the Company nor any Affiliate currently or has ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any Company International Employee Plan.
     3.12 Intellectual Property.
          (a) Section 3.12(a) of the Disclosure Schedule contains a complete and accurate list of (i) all Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”), and (ii) any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property, including all actions required to be taken by the Company within one hundred twenty (120) days following the Closing Date.
          (b) Each item of Company Intellectual Property owned by the Company including all Company Registered Intellectual Property listed in Section 3.12(a) of the Disclosure Schedule, and to the Company’s Knowledge, each item of Company Intellectual Property exclusively licensed to the Company, is free and clear of any Liens, other than licenses pursuant to which the Company grants non-exclusive rights to any third party with respect to the Company’s products in the ordinary course of business. The Company is the sole owner or exclusive licensee of all Company Intellectual Property.
          (c) To the extent that any Intellectual Property has been developed or created on behalf of the Company independently or jointly by any person other than the Company, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including but not limited to, all author or moral rights.
          (d) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person.
          (e) Other than “shrink-wrap” and similar widely available binary code and commercial end-user licenses with license fees under $5,000 (“Commercially-Available Licenses”), but not including Open Source Materials (as defined in Section 3.12(q)), the Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in or necessary for the conduct of the business of the Company as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

          (f) Other than (i) Commercially-Available Licenses, but not including Open Source Materials, and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business, Section 3.12(f) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company is a party and pursuant to which the Company (A) grants any rights to any third party under or with respect to any Company Intellectual Property; or (B) is granted any rights under the Intellectual Property Right of any third party. No third party who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company to such Intellectual Property that are made within the scope of the license.
          (g) Other than (i) Commercially-Available Licenses, but not including Open Source Materials, and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business, Section 3.12(g) of the Disclosure Schedule contains a complete and accurate list of all Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to defend, indemnify, reimburse, hold harmless, or guaranty such other Person with respect to the actual or alleged infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company.
          (h) The operation of the business of the Company as it currently is conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not infringe or misappropriate the Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company conducts business or in which the Company sells or offers for sale, directly or indirectly, products or services. The Company has not received any notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction in which the Company conducts business or in which the Company sells or offers for sale, directly or through licensees or distributors, products or services, nor does Company have any Knowledge of any basis therefor.
          (i) Each item of Company Registered Intellectual Property is valid and subsisting (other than pending applications for Company Registered Intellectual Property), and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Other than as set forth in Section 3.12(a) of the Disclosure Schedule, there are no actions that must be taken by the Company within one-hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (j) There are no Contracts between the Company and any other Person with respect to Company Intellectual Property or other Intellectual Property used in or necessary to the conduct of the business as it is currently conducted under which there is any dispute regarding the scope of such Contract, or performance under such Contract including with respect to any payments to be made or received by the Company thereunder.
          (k) Neither the execution of this Agreement by the Company nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company is a party, will result in (i) Parent, Merger Sub, the Company or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them under any Contract to which the Company is a party or by which it is bound, (ii) Parent, Merger Sub, the Company or the Surviving Corporation being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses under any Contract to which the Company is a party or by which it is bound, or (iii) Parent, Merger Sub, the Company or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party under any Contract to which the Company is a party or by which it is bound in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          (l) To the Knowledge of the Company, no Person or entity is infringing or misappropriating any Company Intellectual Property.
          (m) The Company has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person or entity to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form, a copy of which had been delivered to Parent.
          (n) As of the date of this Agreement, and to the Knowledge of the Company, no Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (o) To the Knowledge of the Company, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation of any jurisdiction in which the Company conducts business or in which the Company sells or offers for sale, directly or through licensees or distributors, products and services.
          (p) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property, and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (q) Section 3.12(q) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property of the Company, of a third party or in the public domain that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license (“Open Source Materials”) that was used in, incorporated into, integrated or bundled with any Intellectual Property that is, or was, used by the Company in its business, or incorporated in or used in the development or compilation of any products or technology of the Company, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or its Subsidiary).
          (r) The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company products or technology, (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company products or technology, or (iii) used Open Source Materials in such a way that, with respect to (i) or (ii) creates, or purports to create, obligations for the Company with respect to any Company Intellectual Property or grants, or purports to grant, to any third party, any rights or immunities under any Company products or technology (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
          (s) The Company has secured all export licenses necessary or appropriate for the distribution of the Company’s products, services and technology outside of the United States in any jurisdiction in which the Company conducts business or in which the Company sells or offers for sale, directly or through licensees or distributors, products and services, and all such licenses are in full force and effect.
          (t) The Company’s products do not contain any virus, Trojan horse, worm or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data.
     3.13 Restrictions on Business Activities. Section 3.13 of the Disclosure Schedule sets forth a complete and accurate list of each Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company (including any restrictions on selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.)
     3.14 Properties.
     (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of the Company’s business (the “Leased Real Property”), the name of the lessor, the name and date of each lease agreement related thereto and each amendment thereto. The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof, and there are no other lease agreements for real property affecting the real property or to which Company is bound. All such lease Contracts are valid and enforceable and not in default, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default under any such lease agreement. The Company has received no notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such lease agreement, which has not been fully remedied and withdrawn. The consummation of the Merger and the other transactions contemplated hereby will not affect the enforceability against any Person of any such lease agreement or the rights of the Company or the Surviving Corporation to the continued use and possession of the real property for the conduct of business as presently conducted. The Leased Real Property is in good operating condition and repair and is maintained in a manner consistent with standards generally followed with respect to similar properties, and to the Knowledge of the Company is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted and free from structural, physical and mechanical defects.
          (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, Personal and mixed, used or held for use in its business, free and clear of any Liens, except Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The foregoing assets and the Company Intellectual Property constitute all of the assets used in, and necessary for, the business of the Company as currently conducted or currently contemplated to be conducted.
          (c) All material items of equipment owned or leased by the Company is adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted and in good operating condition, regularly and properly maintained, subject to normal wear and tear.
          (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers not reserved by such customer. No Person other than the Company possesses any claims or rights with respect to use of such customer information.
     3.15 Material Contracts.
          (a) Section 3.15 of the Disclosure Schedule sets forth a complete and accurate list of the following Contracts in effect as of the date hereof (together with the Contracts set forth in Section 3.12(f) and (g) (Intellectual Property), Section 3.13 (Restrictions on Business Activities) or Section 3.14(a) (Leases), of the Disclosure Schedule, each a “Material Contract” and, collectively, the “Material Contracts”):
               (i) any employment or consulting Contract with an employee or individual consultant or salesperson, or consulting or sales Contract with a firm or other organization;
               (ii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (iii) any Contract relating to the lease of personal property involving future payments in excess of $25,000 individually or $50,000 in the aggregate;
               (iv) any Contract relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;
               (v) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
               (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit (other than trade payables in the ordinary course of business consistent with past practices);
               (vii) any Contract for the purchase by the Company of goods or services involving in excess of $25,000 individually or $50,000 in the aggregate;
               (viii) any Contract for the purchase by customers of goods or services involving in excess of $25,000 individually or $50,000 in the aggregate;
               (ix) any dealer, distribution, joint marketing, strategic alliance or development Contract;
               (x) any standstill or similar Contract;
               (xi) any non-employee sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the Company’s products, technology or services;
               (xii) any Contract (a) of a nature required to be disclosed on Section 3.21 of the Disclosure Schedule, or (b) granting a power of attorney, agency or similar authority to another person or entity;
               (xiii) any other Contract that (a) involves future payments in excess of $25,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days, (b) has an unexpired term as of the Current Balance Sheet Date in excess of twelve months and is not otherwise listed on Section 3.15 of the Disclosure Schedule, or (c) is otherwise material to the business of the Company and not otherwise listed on Section 3.15 of the Disclosure Schedule; or
               (xiv) except as set forth on Schedule 3.15(a)(xiv), any Contract in which the Company has agreed to no limitation on the Company’s liability thereunder.
          (b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have any

Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, enforceable in accordance with its terms, and the Company is not in default thereunder, nor, to the Knowledge of the Company, is any party obligated to the Company pursuant to any such Material Contract in default thereunder. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
     3.16 Insurance. Section 3.16 of the Disclosure Schedule contains a complete and accurate list of all insurance policies and bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Affiliates (the “Insurance Policies”). There is no claim by the Company or any of its Affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Affiliates has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies.
     3.17 Litigation. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company, its properties (tangible or intangible) or any of its officers or directors (in their capacity as such), nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its properties (tangible or intangible) or any of its officers or directors (in their capacity as such) by or before any Governmental Authority, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Authority has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.
     3.18 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

     3.19 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation applicable to the Company, its business or its assets (whether tangible or intangible).
     3.20 Environmental Compliance.
          (a) The Company has not (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property (including the land and the improvements, ground water and surface water thereof) that the Company has at any time owned, operated, occupied or leased.
          (b) The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
          (c) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no Knowledge of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability.
     3.21 Interested Party Transactions. To the Knowledge of the Company, no officer, director, consultant or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent

(1%) of the outstanding capital stock of a corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.21. There are no Contracts with regard to contribution or indemnification between or among any of the Stockholders.
     3.22 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain accurate summaries of all meetings or actions by written consent of the Board of Directors (or committees thereof) of the Company and contain all shareholder actions by written consent since the time of incorporation of the Company.
     3.23 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     3.24 Accounts Receivable. All of the Company’s accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Current Balance Sheet Date, as reflected on the books and records of the Company (which are prepared in accordance with GAAP). No Person has any Lien on any of the Company’s accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.
     3.25 Warranties; Indemnities. Except for the warranties and indemnities contained in those Contracts set forth in Section 3.12(g) of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.
     3.26 Financial Projections/Operating Plan. The Company has made available to Parent certain financial projections with respect to the Company’s business which projections were prepared for internal use only. Such projections were prepared in good faith and are based on assumptions believed by the Company to be reasonable as of the date of this Agreement; provided, however, that the failure to achieve any aspect of such projections prepared in good faith shall not be deemed to constitute a breach of any representation or warranty of the Company.
     3.27 Banks and Brokerage Accounts. Section 3.27 of the Disclosure Schedule sets forth (a) a complete and accurate list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a complete and accurate list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

     3.28 Customers and Suppliers. Since June 30, 2005, none of the ten (10) largest customers of the Company on the basis of orders booked during the three months prior to the Signing Date (the “Significant Customers”) or the thirty (30) largest suppliers of the Company on the basis of cost of goods or services purchased by the Company during the last twelve (12) calendar months prior to the Signing Date (the “Significant Suppliers”) has cancelled or materially reduced or, to the Knowledge of the Company, threatened to cancel or materially reduce its business with the Company. To the Knowledge of the Company, no such Significant Customer or Significant Supplier is threatened with bankruptcy or insolvency.
     3.29 Representations Complete. None of the representations or warranties made by the Company herein or in any Ancillary Agreement or schedule or exhibit hereto, including the Disclosure Schedule, or in any certificate or other document furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Each of Parent and Merger Sub hereby represents and warrants to the Company and the Principal Stockholders, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied as of the date hereof by Parent to Company (the “Parent Disclosure Schedule”), as follows as of the date hereof and as of the Effective Time:
     4.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.
     4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no further action is required on the part of Parent or Merger Sub to authorize the Agreements or the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Ancillary Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.
     4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any third party, including a party to any Contract with Parent (so as not to trigger any Conflict) is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Ancillary Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     4.4 Broker’s and Finders’ Fees. Neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
ARTICLE 5
CONDUCT OF THE COMPANY
PRIOR TO THE EFFECTIVE TIME
     5.1 Conduct of Business of the Company.
          (a) Except as set forth on Schedule 5.1(a) or except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1, the Company shall conduct its business and operations (including working capital and cash management practices and the collection of accounts receivable) in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay the debts and Taxes of the Company when due (subject to Section 5.1(b)(xiii)), pay or perform its other obligations when due, and, to the extent consistent with such business, preserve intact the Company’s present business organizations, use reasonable efforts to keep available the services of the Company’s present officers, key employees and consultants and preserve the Company’s relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses at the Effective Time.
          (b) Except (x) as set forth on Schedule 5.1(b), (y) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), or (z) as contemplated hereunder or under the Ancillary Agreements, until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1, the Company shall not:
               (i) cause or permit any amendments to its Certificate of Incorporation, Bylaws or other organizational documents of the Company;
               (ii) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);
               (iii) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities except for issuances of Company Capital Stock pursuant to the exercise of outstanding Company Options;
               (iv) grant any severance or termination pay (whether in cash, equity or otherwise) to any officer or employee except pursuant to Contracts outstanding, or policies existing, on the date hereof and set forth on Schedule 5.1(b)(iv), or adopt any new severance plan, or amend or modify or alter in any respect any such severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation;
               (v) adopt or amend any Company Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase the salaries, wage rates, or other compensation of its Employees except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed on Schedule 5.1(b)(v) or except to the extent required by law;
               (vi) except as set forth on Schedule 5.1(b)(vi), hire or terminate (other than for cause) any Employees, or knowingly encourage any Employees to resign from the Company or any Affiliate;
               (vii) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except for the acceleration of vesting of Company Options held by the Persons listed on Schedule 5.1(b)(vii) pursuant to agreements with the Company in effect as of the Signing Date;
               (viii) incur any indebtedness (other than trade payables in the ordinary course of business consistent with past practices) or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
               (ix) pay, discharge or satisfy, in an amount in excess of $25,000 in any one case, or $50,000 in the aggregate, any Liability, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Current Balance Sheet;
               (x) make any expenditures (including any capital expenditures) or enter into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate;
               (xi) sell, lease, license or otherwise dispose of any of its properties or assets (whether tangible or intangible), including without limitation the sale of any accounts receivable of the Company, except the sale of Company’s products in the ordinary course of business consistent with past practices;
               (xii) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with GAAP;
               (xiii) make or change any election in respect of Taxes, adopt or change any accounting method or practices (other than as required by GAAP), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or file any material Tax Return or any amended Tax Return, unless such Tax Return has been provided to Parent for its review and consent a reasonable period of time prior to the due date for filing;
               (xiv) waive or release any right or claim of the Company;
               (xv) commence, threaten or settle any litigation;
               (xvi) (A) sell, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person or entity, (B) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any Person or entity, (C) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (D) change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;

               (xvii) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;
               (xviii) enter into, renew, fail to renew, renegotiate, amend or otherwise modify, or materially breach the terms of any Material Contract;
               (xix) terminate, amend or fail to renew any Insurance Policy;
               (xx) terminate or fail to review or preserve any Company Authorization; or
               (xxi) take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xx) hereof, or any other action that would prevent the Company or any of the Principal Stockholders from performing, or cause the Company or any of the Principal Stockholders not to perform, their respective covenants hereunder.
     5.2 No Solicitation. Until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1, neither the Company nor the Principal Stockholders shall (nor shall the Company or Principal Stockholders permit, as applicable, any of their respective officers, directors, employees, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, knowingly encourage, initiate or participate in any inquiry, negotiations or discussions with respect to any offer or proposal to purchase or otherwise acquire all or any part of the Company’s business, properties or technologies, or all or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, (b) disclose any information not customarily disclosed to any Person concerning the Company’s business, properties or technologies, or afford to any Person access to its properties, technologies, books or record not customarily afforded such access, (c) assist or cooperate with any Person to make any proposal to purchase or otherwise acquire all or any part of the Company’s business, properties or technologies or all or any amount of the Company Capital Stock other than sales to customers in the ordinary course, or (d) enter into any Contract with any Person providing for any of the foregoing. In the event that the Company, any Principal Stockholder, or any of the Company’s affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clauses (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company or such Principal Stockholder, as applicable, shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that it would be impossible to measure in money the damages to Parent that would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
ARTICLE 6
ADDITIONAL AGREEMENTS
     6.1 Stockholder Approval.
          (a) As soon as practicable following the execution of this Agreement, Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to (i) convene a special meeting of the Stockholders to be held as promptly as practicable for the purpose of obtaining, or (ii) obtain, by written consent, the Requisite Stockholder Approval.
          (b) Notice of Stockholder Consent. As promptly as practicable following the receipt of the Requisite Stockholder Approval, the Company shall give written notice of this Agreement, the proposed Merger and the Requisite Stockholder Approval to all Stockholders pursuant to the requirements of the DGCL.
          (c) The materials submitted to the Stockholders by the Company in respect of this Agreement, the proposed Merger and the Requisite Stockholder Approval shall comply in all respects with the applicable provisions of the DGCL and shall have been subject to prior review and comment by Parent and shall include information regarding the Company, the Requisite Stockholder Approval, the terms of the Merger and this Agreement and such other documents as may be reasonably required by Parent. Each of Parent and Merger Sub, on the one hand, and the Company, on the other, shall provide to the other such information about itself as the other shall reasonably request in connection with any Stockholder notice or communications required under this Section 6.1 and the DGCL.
     6.2 Commercially Reasonable Efforts; Governmental Approvals; Contract Consents. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article 7 and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

          (a) Each of the Company and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated hereby. Each of the Company and Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents. Each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Authority regarding the Merger or any other transactions contemplated hereby. If the Company or Parent or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Merger or any other transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.
          (b) The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Surviving Corporation under such Contract from and after the Effective Time.
     6.3 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused or is likely to cause any representation or warranty of the Company or any Principal Stockholder, respectively and as the case may be, set forth in this Agreement to be untrue or inaccurate at or at any time prior to the Effective Time, and (ii) any failure of the Company or any Principal Stockholder, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notice shall be required in the event such occurrence or non-occurrence or failure has not resulted in, and is reasonably likely not to result in, Losses to the Company in excess of $25,000. No information or knowledge obtained pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein, the right to indemnification under Article 8 or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     6.4 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period commencing on the Signing Date and continuing through the earlier of the Effective Time or the termination of this Agreement, to (i) the Company’s properties, books, contracts, commitments and records, (ii) other information concerning the business, properties and Personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) employees, officers, directors, customers, suppliers and creditors of the Company as may be reasonably necessary or appropriate for the purpose of enabling Parent to familiarize itself with the business of the Company. The Company shall afford Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) and any other documentation reasonably requested by Parent, promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained herein, the right to indemnification under Article 8 or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     6.5 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.4 hereof, or in connection with the negotiation and execution of this Agreement or the effectuation of the Merger and the other transactions contemplated hereby, shall be governed by the terms of the Confidential Disclosure Agreement (the “Confidential Disclosure Agreement”) between the Company and Parent.
     6.6 Public Disclosure. No party shall issue or make any statement or other communication or disclosure to any third party (other than their respective agents or employees of the Company) regarding this Agreement, the Merger or the other transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the written consent of the other party hereto, subject to Parent’s obligation to comply with applicable laws and the rules and regulations of the Nasdaq Stock Market and the Company’s obligation to comply with applicable laws.
     6.7 Employment Arrangements. Parent may offer certain persons who are employees of the Company immediately prior to the Closing Date “at-will” employment by Parent or the Surviving Corporation, to be effective as of the Closing Date, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the United States Department of State evidencing a right to work in the United States. Such “at-will” employment arrangements will (i) be set forth in offer letters based on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s applicable human resources policies and procedures, (iii) have terms, including the position and salary of such employee, which will be determined by Parent, and (iv) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date. Each employee of the Company who remains an employee of Parent or the Surviving Corporation after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits, including, if applicable, eligibility for participation in stock option plans, bonus plans and 401(k) plans, consistent with Parent’s applicable human resources policies and subject to Section 6.9.
     6.8 Employee Plans. The Company and its Affiliates, as applicable, shall each terminate, effective as of the day immediately preceding the Closing Date, unless Parent provides notice to the Company prior to such time that such termination is not necessary: (i) any and all group severance, separation or salary continuation plans, programs, or arrangements, and (ii) any and all 401(k) plans. Parent shall receive from the Company evidence that the Company’s and each of its Affiliate’s, as applicable, plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity’s Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective no later than the day immediately preceding the Closing Date. The Company also shall take such other actions in furtherance of terminating such plans, policies and arrangements as Parent may reasonably require. With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or a subsidiary of Parent in which employees of the Company subsequently participate (the “Parent Plans”), for purposes of determining eligibility and vesting (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit under applicable Company Employee Plans) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Employee Plan. In the event that distribution or rollover of assets from the trust of a 401(k) plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or the plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate to Parent in the Signing Balance Sheet.
     6.9 Proprietary Information and Inventions Assignment Agreement. The Company will use its commercially reasonable efforts to cause each employee and contractor of the Company not already a party to a proprietary information and inventions assignment agreement with the Company to enter into and execute such agreement in a form reasonably satisfactory to Parent.
     6.10 Spreadsheet. At the Closing, the Company shall deliver to Parent a spreadsheet (the “Spreadsheet”), which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing and which shall separately list, as of the Closing, (a) all record holders of Company Capital Stock and their respective addresses, the number of shares of Company Capital Stock held of record by each such holder, and the amount of cash to be deposited into the Closing Escrow Fund and Contingent Payment Escrow Fund, as applicable, on behalf of such holder and (b) all holders of outstanding options to purchase shares of Company Common Stock with their respective addresses and, for each such option, the number of shares of Company Common Stock for which such option is exercisable, the strike price, whether the option is intended to be an Incentive Stock Option (as defined in Section 422 of the Code), the grant date and the vesting schedule, including a description of any acceleration or early-exercise provisions.
     6.11 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that in the event the Merger is consummated, the Stockholders shall pay all out-of-pocket expenses incurred by the Company in connection with the contemplated transaction, including, without limitation all attorney and accountant fees (with such payment being made at the Closing by way of a reduction to the Equity Value).
ARTICLE 7
CONDITIONS TO THE MERGER
     7.1 Conditions to Obligations of Each Party. The respective obligations of the Company and the Principal Stockholders and of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or any other transaction contemplated hereby.
          (b) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of the Merger or any other transaction contemplated hereby.
          (c) Governmental Approvals. Parent and the Company shall have obtained all consents and approvals from any Governmental Authority that are necessary to consummate the Merger and the other transactions contemplated hereby.
          (d) Requisite Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval and such Requisite Stockholder Approval shall not have been rescinded, revoked or otherwise repudiated.
          (e) Legal Proceedings. No Governmental Authority shall have commenced, or notified either Parent or the Company or any of their respective representatives that such Governmental Authority intends to commence, proceedings to restrain, prohibit, condition, rescind or take any substantially similar action with respect to any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, unless such Governmental Authority shall have withdrawn such notice and abandoned all such proceedings.
     7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

          (a) Covenants. The Company and the Principal Stockholders shall have performed and complied in all material respects with all material covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) No Company Material Adverse Change. Since the Signing Date, there shall not have occurred any event or condition of any kind or character that has had, or is reasonably likely to have, a Company Material Adverse Change. For purposes of this Section 7.2(b), “Company Material Adverse Change” shall mean a material adverse change in the business, capitalization, assets (including intangible assets), liabilities, financial condition or results of operations of Company, taken as a whole; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Change: (a) any adverse effect to the extent resulting from general business or economic conditions; (b) any adverse effect to the extent resulting from conditions generally affecting any industry or industry sector in which the Company operates or competes; (c) any adverse effect to the extent resulting from the announcement, execution or delivery of this Agreement or the pendency or consummation of the Merger; (d) any adverse effect to the extent resulting from any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (e) any adverse effect to the extent resulting from (i) any action taken by the Company at Parent’s direction, (ii) the failure to take any action referred to in Section 5.1 that was not taken by the Company because Parent unreasonably withheld or delayed its consent, or (iii) the payment of any amounts due to, or the provision of any other benefits to, any Persons or entities pursuant to the Company’s obligations under Contracts in existence as of the date of this Agreement and disclosed in the Disclosure Schedule.
          (c) Representations and Warranties. The representations and warranties of the Company and the Principal Stockholders shall be true and correct as of the Closing in all material respects (without regard to any materiality qualifications contained therein).
          (d) Certificate of the Company. Parent shall have received a certificate of the Company, executed by the Chief Executive Officer of the Company, certifying as to the matters set forth in Section 7.2(a), (b) and (c) hereof, which certificate will include a reaffirmation of the representations and warranties of the Company set forth in this Agreement and the Ancillary Agreements as of the Effective Time.
          (e) Certificate of the Principal Stockholders. Parent shall have received a certificate of each of the Principal Stockholders, executed by the Chief Executive Officer of the Company, certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b) hereof.
          (f) Good Standing Certificates. Parent shall have received good standing certificates with respect to the Company issued by the Secretaries of State of the States of California and Delaware and a tax good standing certificate with respect to the

Company issued by the California Franchise Tax Board, each dated within two days prior to the Closing.
          (g) Legal Opinion. Parent shall have received a legal opinion from Montgomery Law Group, LLP, legal counsel to the Company, as to the matters set forth in Exhibit D.
          (h) Ancillary Agreements. Each Ancillary Agreement shall be in full force and effect and none of the parties thereto (other than Parent or Merger Sub and, in the case of the Escrow Agreement and Contingent Payment Escrow Agreement, the Escrow Agent) shall have taken any action to rescind, revoke or otherwise repudiate such party’s Ancillary Agreement(s).
          (i) FIRPTA Certificate. Parent shall have received a certificate, in a form reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by the Chief Executive Officer of the Company.
          (j) Company Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval and such Requisite Stockholder Approval shall not have been rescinded, revoked or otherwise repudiated.
          (k) Employment Matters. Effective as of the Closing Date, each of the Employees of the Company listed on Schedule 7.2(k) of the Disclosure Schedule (the “Identified Individuals”) shall have accepted and not rescinded Parent’s offer of employment and shall have executed and delivered to Parent the Employment Agreement and Non-Compete Agreement, which Agreement shall be in full force and effect from the Closing Date.
     7.3 Conditions to Obligations of the Company and the Principal Stockholders. In addition to the conditions set forth in Section 8.1, the obligations of the Company and each of the Principal Stockholders to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following condition, which may be waived, in writing, exclusively by the Company and the Principal Stockholders:
          (a) Covenants. Each of Parent and Merger Sub shall have performed and complied in all material respects with all material covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.
          (b) Representations and Warranties. The representations and warranties of the Company and the Principal Stockholders shall be true and correct as of the Closing in all material respects (without regard to any materiality qualifications contained therein).
          (c) Certificate of Parent. The Company shall have received a certificate of Parent, executed by a duly authorized officer of Parent, certifying as to the matters set forth in Sections 7.3(a) and (b) hereof.

ARTICLE 8
SURVIVAL AND INDEMNIFICATION
     8.1 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and obligations of the Company and the Principal Stockholders and of Parent and Merger Sub set forth in this Agreement, any certificate or other instrument delivered pursuant hereto, or any Ancillary Agreement, shall survive for a period of twelve (12) months following the Closing Date (the “Termination Date”); provided, however, that any such covenants and obligations of Parent or Merger Sub that pursuant to their terms continue beyond the Termination Date shall survive the Closing in accordance with their terms. If a Notice of Claim has been delivered in compliance with this Article 8 prior to the Termination Date, then such representations, warranties, covenants and obligations, as the case may be, shall survive as to such claim until the claim has been finally resolved.
     8.2 Indemnification.
          (a) Parent and its Affiliates, including the Surviving Corporation, and their respective officers, directors, employees, agents, successors and assigns (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), shall, subject to Section 8.3, be held harmless against all Losses incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or relating to (i) any breach of a representation or warranty of the Company or the Principal Stockholders set forth in this Agreement or in any certificate or instrument delivered in connection herewith (including, without limitation, the Signing Balance Sheet and the Spreadsheet) or in any Ancillary Agreement, (ii) any failure by the Company or the Principal Stockholders to perform or comply with any covenant applicable to it contained in this Agreement or in any Ancillary Agreement, (iii) any fraud or (iv) any amount payable (and not paid) from the Closing Escrow Fund as described in Section 2.8(c) (Dissenting Shares) or Section 2.7(c) (Cash Balance). There shall not exist any right of contribution from the Surviving Corporation or Parent with respect to any Loss for which indemnity may be claimed hereunder.
          (b) Each Stockholder and each Stockholder’s Affiliates, officers, directors, employees, agents, successors and assigns, as applicable (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”), shall, subject to Section 8.3, be held harmless by Parent against all Losses incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly, as a result of or arising out of (i) any breach of a representation or warranty of the Parent or Merger Sub set forth in this Agreement or in any certificate or instrument delivered in connection herewith or in any Ancillary Agreement or (ii) any failure by Parent or Merger Sub to perform or comply with any covenant applicable to it contained in this Agreement or in any Ancillary Agreement.
     8.3 Limitations on Indemnification

          (a) Notwithstanding Section 8.2, no Parent Indemnified Party or Company Indemnified Party may recover pursuant to the indemnity set forth in Section 8.2 unless and until Losses in excess of $50,000 in the aggregate (the “Deductible Amount”) has or have been incurred, after which case such Person shall be entitled to recover pursuant to the indemnity set forth in Section 8.2 only with respect to any such Losses in excess of the Deductible Amount; provided, however, that the limitations set forth in this Section 8.3(a) shall not apply to (i) any claim against the Closing Escrow Fund based on fraud or (ii) any claim described in Section 2.7(c).
          (b) Claims for indemnification against the Closing Escrow Fund shall be the sole and exclusive remedy for the Parent Indemnified Parties with respect to claims resulting from or relating to any of the matters set forth in Section 8.2(a)(i), (ii), or (iv).
          (c) Nothing in this Agreement shall limit the liability of any Person in respect of any fraud committed by such Person; provided, however, that no Person shall be liable for any fraud committed by any other Person, except, in the case of a claim for indemnification brought pursuant to Section 8.2(a)(iii) above, to the extent of such Person’s beneficial interest in the Closing Escrow Fund.
          (d) The maximum aggregate amount that all Company Indemnified Parties shall be eligible to recover pursuant to the indemnity set forth in Section 8.2(b) shall be equal to the amount initially deposited by Parent into the Closing Escrow Fund (subject to any adjustment made pursuant to Section 2.7(c)).
     8.4 Notice of Claim.
          (a) As used herein, the term “Claim” shall mean a claim for indemnification under this Article 8, “Indemnified Party” shall mean any Parent Indemnified Party or Company Indemnified Party making a claim for indemnification pursuant to Sections 8.2(a) or 8.2(b) respectively, and “Indemnifying Party” shall mean the Closing Escrow Fund, in the case of a claim brought pursuant to Sections 8.2(a), or Parent, in the case of a claim brought pursuant to Section 8.2(b). Subject to the terms of this Agreement, the Indemnified Party shall give written notice of a Claim (a “Notice of Claim”) to the Indemnifying Party (with a copy to the Escrow Agent and the Stockholder Representative) promptly after such Indemnified Party becomes aware of the existence of any potential claim by such Indemnified Party for indemnification from the Indemnifying Party under this Article 8; provided, however, no Notice of Claim shall be required in connection with any dispute relating to the determination of Cash Balance, which disputes shall be governed by the procedures set forth in Section 2.7.
          (b) Each Notice of Claim by an Indemnified Party given pursuant to Section 8.4(a) shall contain the following information: (i) that such Indemnified Party has directly or indirectly incurred, paid or properly accrued, or sustained or, in good faith, believes it is reasonably likely that it shall have to directly or indirectly incur or sustain, Losses in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against such

Indemnified Party based on alleged facts, which if true, would give rise to liability for Losses indemnifiable to such Indemnified Party under this Article 8); and (ii) a brief description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on such Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to such Indemnified Party) and copies of any formal demand or complaint, the amount of Losses, the date each such item was incurred, paid or properly accrued, or sustained, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.
          (c) An Indemnified Party may submit a Notice of Claim at any time during the period commencing with the Effective Time and ending on the Termination Date, but shall not be permitted to bring a Notice of Claim at any time after the Termination Date (and any delivery or attempted delivery of a Notice of Claim after such time shall be void and of no force or effect). Notwithstanding anything contained herein to the contrary, any Claims for Losses specified in any Notice of Claim delivered to an Indemnifying Party prior to expiration of the Termination Date shall remain outstanding until such Claims for Losses have been resolved or satisfied, notwithstanding the passage of the Termination Date. Until the Termination Date, no delay on the part of an Indemnified Party in giving the Indemnifying Party a Notice of Claim shall relieve the Indemnifying Party from any of its obligations under this Article 8 unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.
     8.5 Resolution of Notice of Claim. Each Notice of Claim given by an Indemnified Party shall be resolved as follows:
          (a) If, within twenty (20) days after a Notice of Claim is received by the Indemnifying Party, the Indemnifying Party (or, in the case of the Closing Escrow Fund, the Stockholder Representative) does not contest such Notice of Claim in writing to the Indemnified Party delivering such Notice of Claim, the Indemnifying Party shall be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Losses specified in the Notice of Claim in accordance with this Article 8. Such recovery shall be limited, in the case of claims brought pursuant to Section 8.2(a), to the forfeiture of that portion of the Closing Escrow Fund having an aggregate value equal to such Losses. In the case of claims brought pursuant to Section8.2(b), such recovery shall be by payment of additional cash equal to the value of such Losses to the Stockholders in proportion to their respective Pro Rata Share of the remaining portion of the Closing Escrow Fund. Notwithstanding anything in this Section 8.5(a) to the contrary, where the basis for a claim against an Indemnifying Party is that an Indemnified Party has become aware of the existence of a potential claim and reasonably anticipates that it will incur or sustain Losses, no payment or distribution will be made to such Indemnified Party for such Losses unless and until such Losses are actually incurred, or properly accrued or sustained.
          (b) If the Indemnifying Party (or, in the case of the Closing Escrow Fund, the Stockholder Representative) gives the Indemnified Party delivering a Notice of Claim written notice contesting all or any portion of such Notice of Claim (a “Contested

Claim”) (with a copy to the Escrow Agent) within the twenty (20) day period specified in Section 8.5(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and the Stockholder Representative (a copy of which shall be furnished to the Escrow Agent, if applicable) or (ii) in the absence of such a written settlement agreement within forty-five (45) days following receipt by the Indemnified Party of the written notice from the Indemnifying Party (or, in the case of the Closing Escrow Fund, the Stockholder Representative), by arbitration between Parent and the Stockholder Representative in accordance with the terms and provisions of Section 8.5(c). In the event that an Indemnified Party shall prevail in any such arbitration, the Indemnified Party shall be entitled to recover, in addition to any other rights they may have, the amount of Losses awarded in such arbitration. The prevailing party’s recovery shall be limited, in the case of claims brought pursuant to Section 8.2(a), to the forfeiture of that portion of the Closing Escrow Fund having an aggregate value equal to such awarded Losses. In the case of claims brought pursuant to Section 8.2(b), such recovery shall be by payment of additional cash equal to the value of such awarded Losses to the Stockholders in proportion to their respective Pro Rata Share of the remaining portion of the Closing Escrow Fund.
          (c) Arbitration.
               (i) Contested Claims under Section 8.5(c)(ii) and disputes pursuant to Section 8.10 shall be submitted for arbitration, unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative (or, in the case of a dispute under Section 8.10, the Key Employee Stockholder) cannot mutually agree on one arbitrator, the matter shall be settled by arbitration conducted by three arbitrators consisting of one arbitrator selected by Parent, one arbitrator selected by the Stockholder Representative (or Key Employee Stockholder), and one arbitrator selected by the two arbitrators so selected by Parent and the Stockholder Representative (or Key Employee Stockholder). The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any Contested Claim or the characterization of any termination of a Key Employee Stockholder shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).
               (ii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in the County of Santa Clara, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.
     8.6 Release of Closing Escrow Fund. Subject to the provisions of Section 8.1, the Closing Escrow Fund then held by the Escrow Agent shall be released by the Escrow Agent to the Stockholders at 5:00 p.m., local time at Parent’s headquarters, on the Termination Date; provided, however, that the escrow period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in any Notice of Claim theretofore delivered to the Escrow Agent and, in the case of claims made pursuant to Section 8.2(a), the Stockholder Representative, prior to the Termination Date with respect to facts and circumstances existing prior to the Termination Date and unresolved prior to the Termination Date (“Unresolved Claims”). On the Termination Date, the Escrow Agent shall deliver the entire remaining portion of the Closing Escrow Fund (other than amounts set forth in any such pending Notices of Claim to satisfy any Unresolved Claims), as described above, in the following manner: (i) first, to the Stockholder Representative for any Stockholder Representative Expenses (as defined in Section 8.8(b)), and (ii) then to the Stockholders in proportion to their respective Pro Rata Portions of the remaining portion of the Closing Escrow Fund. Thereafter, as soon as any such Unresolved Claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Closing Escrow Fund, if any, no longer required to satisfy such previously Unresolved Claims in the manner set forth in the preceding sentence.
     8.7 Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article 8, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled on behalf of the Indemnifying Parties, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the prior written consent of such settlement by the Stockholder Representative (which consent shall not be unreasonably withheld or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article 8 to the amount of any Third Party Claim by Parent against the Closing Escrow Fund with respect to such settlement.
     8.8 Stockholder Representative.

          (a) The approval by the Stockholders of the principal terms of the Merger shall automatically and without any further action on the part of any Stockholder constitute the appointment of the Stockholder Representative as the agent and attorney-in-fact for each of the Stockholders, to give and receive notices and communications, to authorize payment to any Indemnified Party from the Closing Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to bring any claim for indemnification on behalf of any Company Indemnified Party, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days’ prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority in interest of the Closing Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Closing Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders
          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Closing Escrow Fund was constituted shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). Promptly after the Termination Date, and subject to Section 8.6, any cash or other property that remains available in the Closing Escrow Fund shall constitute security for the indemnification obligations set forth in the immediately preceding sentence and shall be released to the Stockholder Representative upon delivery by the Stockholder Representative to Parent and the Escrow Agent prior to the Termination Date of a certificate signed by the Stockholder Representative (i) stating that the Stockholder Representative is entitled to such indemnity payment, (ii) specifying in reasonable detail the basis of such claim, and (iii) accompanied by any additional documentation evidencing the validity of the Stockholder Representative Expenses reasonably requested by the Escrow Agent, Parent or any holder of Company Capital Stock. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of the

Stockholders and shall be final, binding and conclusive upon the Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
     8.9 Contingent Payment Escrow Fund. Each Stockholder that is a holder of shares of Unvested Common Stock (a “Key Employee Stockholder”) shall become a party to the Contingent Payment Escrow Agreement. Pursuant to such Contingent Payment Escrow Agreement, such Key Employee Stockholder shall be entitled, in consideration of cancellation of all shares of Unvested Common Stock, to contingent payments in an amount and upon such dates as specified in such agreement (the “Payment Schedule”). In the event such Key Employee Stockholder ceases to be an employee or consultant (a “Service Provider”) to the Parent for any reason other than as a result of a termination for Cause (as such term is defined in such Stockholder’s Employment Agreement, each dated as of the Effective Date) (a “Termination for Convenience”), the Escrow Agent shall deliver to such Stockholder that portion of the Contingent Payment Escrow Fund equal to any and all amounts that remain payable to such Stockholder pursuant to the Payment Schedule. In the event the Company terminates such Key Employee Stockholder’s status as a Service Provider for Cause or the Key Employee Stockholder resigns as a Service Provider other than for Good Reason (as such term is defined in such Key Employee Stockholder’s Employment Agreement), the Escrow Agent shall deliver to Parent that portion of the Contingent Payment Escrow Fund equal to any and all amounts that remain payable to such Key Employee Stockholder pursuant to the Payment Schedule (a “Termination Other than for Convenience”).
     8.10 Notice of Release of Funds.
          (a) Within ten (10) business days of any Stockholder that is a party to the Contingent Payment Escrow Agreement ceasing to be a Service Provider, the Parent shall deliver to the Escrow Agent, with a copy to the Key Employee Stockholder, a notice requesting the release of all funds from the Contingent Payment Escrow Fund that are being held on behalf of such Key Employee Stockholder (“Contingent Payment Release Notice”). Such Contingent Payment Release Notice shall specify whether the termination of services is a Termination for Convenience or a Termination Other than for Convenience.
          (b) If, within twenty (20) days after a Contingent Payment Release Notice is received by the Key Employee Stockholder, such Key Employee Stockholder does not contest such notice in writing to the Parent, with a copy to the Escrow Agent, the Key Employee Stockholder shall be conclusively deemed to have consented to characterization of the separation as a Termination for Convenience or a Termination Other than for Convenience, as applicable. If, within such twenty (20) day period the Key Employee Stockholder does timely contest the characterization of such termination of services, then the characterization of the termination of service as either a Termination for Convenience or a Termination Other than for Convenience shall be resolved by either (i) a written settlement agreement executed by Parent and the applicable Key Employee Stockholder (a copy of which shall be furnished to the Escrow Agent, if applicable) or (ii) in the absence of such a written settlement agreement within forty-five (45) days following receipt by the Key Employee Stockholder of the written notice from the Parent, by arbitration between Parent and the Key Employee Stockholder in accordance with the terms and provisions of Section 8.5(c).
ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by mutual agreement of Parent and the Company;
          (b) by Parent or the Company, if the Closing Date shall not have occurred by December 9, 2005; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by Parent or the Company, if the Requisite Stockholder Approval has not been obtained by written consent of the Company Stockholders or at a meeting of the Company’s Stockholders duly called and held in accordance with the Company’s Certificate of Incorporation, or any postponement or adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at a meeting of the Company’s Stockholders and such action or failure to act constitutes a breach of this Agreement;
          (d) by Parent or the Company, if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement, or (ii) any statute, rule, regulation or order is enacted, promulgated or issued by any Governmental Authority that would make consummation of the Merger illegal;
          (e) by Parent, if (i) it is not in material breach of its obligations under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of the Company or the Principal Stockholders contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied at the time of such breach and such breach has not been cured within ten (10) business days after written notice thereof to the Company or the applicable Principal Stockholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;
          (f) by Parent, if the Board of Directors of the Company shall withhold, withdraw, change or otherwise modify in a manner adverse to Parent its unanimous recommendation that the Stockholders adopt this Agreement and approve the Merger;
          (g) by Parent, if Parent’s review of the Signing Balance Sheet, to be completed no more than three business days after the Signing Date, reveals that Company’s financial position is materially weaker than previously disclosed; or
          (h) by the Company, if (i) none of the Company or the Principal Stockholders is in material breach of its obligations under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach has not been cured within ten (10) business days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
          (i) by Parent, upon payment of the Breakup Fee.
     9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Principal Stockholders, or their respective officers, directors or shareholders, if applicable; provided, however, that (i) each party hereto shall remain liable for any breaches of this Agreement prior to its termination; (ii) the provisions of Section 6.5 (Confidentiality), Section 6.6 (Public Disclosure) and Section 6.11 (Expenses), Article 10 (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 9; and (iii) in the event of a termination of this Agreement by Parent or Company (for purposes of this clause, the “Terminating Party”) pursuant to either Section 9.1(e) or 9.1(h), respectively, the other party shall within ten (10) days following the date of such termination reimburse the Terminating Party for the Terminating Party’s reasonable expenses (including reasonable attorneys’ and accountants’ fees and expenses) incurred in connection with the transactions contemplated herein.
     9.3 Amendment. The parties hereto may amend this Agreement at any time solely by executing an instrument in writing signed on behalf of the party against whom enforcement is sought.
     9.4 Extension and Waiver. At any time prior to the Closing, Parent, the Company and the Principal Stockholders may, to the extent legally permitted, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE 10
GENERAL PROVISIONS
     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
(a)	if to Parent, Merger Sub or Surviving Corporation to:
     SonicWALL, Inc.
     1143 Borregas Avenue
     Sunnyvale, CA 94089-1306
     Attention: Legal Department
     Telephone No.: (408) 745-9600
     Facsimile No.: (408) 745-9300
with a copy to:
     Wilson Sonsini Goodrich & Rosati
     Professional Corporation
     650 Page Mill Road
     Palo Alto, CA 94304
     Attention: Page Mailliard, Esq.
     Telephone No.: (650) 320-4644
     Facsimile No.: (650) 493-6811
(b)	if to the Company, to:
     Lasso Logic, Inc.
     118 Second Street, 4th Floor
     San Francisco, CA 94105
     Attention: Legal Department
     Telephone No.: (415) 357-9688
     Facsimile No.: (415) 358-8679

with a copy to:
     Montgomery Law Group, LLP
     525 Middlefield Road, Suite 250
     Menlo Park, CA 94025
     Attention: John Montgomery, Esq.
     Telephone No.: (650) 331-7002
     Facsimile No.: (650) 331-7001
(c)	If to the Stockholder Representative, to:
     Steven Goodman
     2670 Chestnut Street
     San Francisco, CA 94123
          (d) If to a Principal Stockholder, to the address set forth opposite his, her or its name in the Spreadsheet delivered to Parent at the Closing Date or to any new address delivered by such Principal Stockholder to Parent.
     10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     10.3 Entire Agreement. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.
     10.4 Third Party Beneficiaries. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement except that Article 2 is intended to benefit the Stockholders and Sections 8.1 and 8.2 are intended to benefit the Stockholders and the other Persons described therein.
     10.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to an Affiliate controlled by Parent as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
     10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.
     10.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     10.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.
[Remainder of page intentionally left blank.]

CONFIDENTIAL
     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, each Principal Stockholder and the Stockholder Representative have caused this Agreement to be executed as of the date first above written.

SONICWALL, INC.

By:

Name: Matthew Medeiros
Title: President and CEO

SPECTRUM ACQUISITION CORPORATION

By:

Name: Matthew Medeiros
Title: President and CEO
SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, each Principal Stockholder and the Stockholder Representative have caused this Agreement to be executed as of the date first above written.

LASSO LOGIC, INC.

By:

Name: Steven Goodman
Title: Chief Executive Officer
SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, each Principal Stockholder and the Stockholder Representative have caused this Agreement to be executed as of the date first above written.

STOCKHOLDER REPRESENTATIVE

Steven Goodman
SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, each Principal Stockholder and the Stockholder Representative have caused this Agreement to be executed as of the date first above written.

PRINCIPAL STOCKHOLDERS:

Steven Goodman

Sal Sferlazza
SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION